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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15



         Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number:  333-81715


                            Reed Hourly Thrift Plan
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             (Exact name of registrant as specified in its charter)

42, rue Saint-Dominique          277 Park Avenue             Parkstraat 83
  Paris, France 75007    New York, New York, U.S.A. 10172      The Hague,
   (33-1) 4062-1000            (212) 350-9400               The Netherlands
                                                                 2514 JG
                                                           (31-70) 310-5447

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           (Addresses, including zip codes, and telephone numbers,
               including area codes, of registrant's principal
                              executive offices)


              Participation interests in the above-referenced plan
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            (Title of each class of securities covered by this Form)

                                      None
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [_]        Rule 12h-3(b)(1)(i)    [X]
       Rule 12g-4(a)(1)(ii)    [_]        Rule 12h-3(b)(1)(ii)   [_]
       Rule 12g-4(a)(2)(i)     [_]        Rule 12h-3(b)(2)(i)    [_]
       Rule 12g-4(a)(2)(ii)    [_]        Rule 12h-3(b)(2)(ii)   [_]
                                          Rule 15d-6             [_]

          Approximate number of holders of record as of the certification or notice date: 243
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Reed Hourly Thrift Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 16, 2000                REED HOURLY THRIFT PLAN



                                   By: /s/ J. Christopher Holland
                                       --------------------------
                                       Name:  J. Christopher Holland
                                       Title:  Secretary, Retirement Committee

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